EXHIBIT 4.1


                                                                  Execution Copy




                                 LOAN AGREEMENT

THIS AGREEMENT is made this 23rd day of November, 2004.

BETWEEN:

          CLEARLY CANADIAN BEVERAGE CORPORATION, a corporation amalgamated under the laws of the Province of British Columbia

          (the "Borrower")

          - and -

          GLOBAL (GMPC) HOLDINGS INC., a corporation incorporated under the laws of the Province of Ontario

          (the "Lender")

     WHEREAS the Borrower has requested that the Lender establish the loan facilities described herein, the proceeds of which will be utilized by the Borrower for the purposes set forth herein.

     AND WHEREAS pursuant to a conditional offer of finance dated November 2, 2004 the Lender has agreed to lend to the Borrower and the Borrower has agreed to borrow from the Lender the principal amount of $1,500,000 (the "Loan"), to be advanced in two tranches, on the terms and conditions set out herein.

     NOW THEREFORE WITNESSETH that in consideration of the Loan made available by the Lender to the Borrower, the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto covenant and agree to and in favour of the Lender as follows:

1.0  Definitions

In this Agreement:

(a) "Affiliate" shall have the meaning ascribed to it in the Business Corporations Act (Ontario);

(b) "Blue Mountain" means Blue Mountain Springs Ltd., an Ontario corporation, wholly-owned by the Borrower;

(c) "Bonus Shares" means collectively, the First Advance Bonus Shares and the Second Advance Bonus Shares;

(d) "Business" means, collectively, the business carried on by the Borrower and the Material Subsidiaries;

(e) "Business Day" means a day which is not a Saturday, Sunday or any statutory holiday in the Province of Ontario;

(f)  "Capco" means CAPCO Financial Company, a division of Greater Bay Bank N.A.;


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(g)  "CAPCO   Facility"  means  the   US$1,000,000   operating  line  of  credit
     established by CAPCO in favour of CCB (US), as amended from time to time, together with all security granted thereunder;

(h) "CCB(US)" means CC Beverage (U.S.) Corporation, a Washington corporation wholly-owned by the Borrower;

(i) "Collingwood Property" means the land located in the Township of Osprey, in the County of Grey owned by Blue Mountain, as more particularly described in Schedule "B" hereto;

(j) "Collingwood Property Mortgage" means the first charge security mortgage in the principal amount of $800,000 registered against the Collingwood Property in the names of Jeanette McGrath and Shari-Anne Dudart-McGrath;

(k) "Convertible Debentures" means the $670,000 principal amount of secured convertible debentures issued by the Borrower pursuant to the Convertible Debenture Trust Indenture;

(l)  "Convertible  Debenture  Trust  Indenture"  means the trust indenture dated
     December 2, 2002 as amended by a supplemental trust indenture dated December 1, 2003 between the Borrower and Pacific Corporate Trust Company, under which the Borrower has issued the Convertible Debentures and granted a security interest in all of its present and after-acquired personal property;

(m)  "Criterion"  means  Criterion  Capital  Corporation,   a  British  Columbia
     corporation wholly-owned by Douglas Mason;

(n) "Debt" of any person means all indebtedness of such person for borrowed money, including borrowings of commodities, bankers' acceptances, letters of credit or letters of guarantee;

(o) "Default" means any event or circumstance, the occurrence or non-occurrence of which would, with the giving of a notice, lapse of time or combination thereof, constitute an Event of Default;

(p) "Environmental Law" means any and all applicable international, federal, provincial, state, municipal or local laws, statutes, regulations, treaties, orders, judgements, decrees and/or ordinances whether or not having the force of law and all applicable official directives and authorizations of any Governmental Authority relating to any contaminant, the environment, public health, occupational health and safety, product liability or any Environmental activity;

(q)  "Exchange" means the Toronto Stock Exchange;

(r)  "Financial  Statements"  means:  (i)  the  audited  consolidated  financial statements of the Borrower for the period ending December 31, 2003 consisting of the audited balance sheets; the consolidated statements of change in shareholders' equity, the consolidated statements of operations and the consolidated statement of cash flows; and (ii) the unaudited interim consolidated financial statements of the Borrower for the nine-month period ended September 30, 2004 consisting of the interim unaudited consolidated balance sheets, the consolidated statements of operation, and the consolidated statements of cash flows, in each case together with notes to the consolidated financial statements;

(s) "First Advance" means the first advance of the Loan in the principal amount of $1,000,000 to be advanced by the Lender to the Borrower upon satisfaction or waiver of the conditions precedent set forth in Section 10 below;


                                                                              2.

(t)  "First  Advance  Bonus  Shares"  has the  meaning  ascribed to such term in
     Section 6 below;

(u) "Formosa Property" means the land located in the Village of Formosa, Ontario owned by the Borrower, as more particularly described in Schedule "B" hereto;

(v) "GAAP" means generally accepted accounting principles in Canada (without regard to any rules or principles relating to differential accounting) that are issued by the Canadian Institute of Chartered Accountants and any successor body in effect from time to time, applied on a consistent basis;

(w) "Governmental Authority" means any nation, federal government, province, state, municipality or other political subdivision of any of the foregoing, and any entity exercising executive, legislative, judicial, regulatory or administrative functions;

(x) "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Laws (including, without limitation, any that are or become classified as hazardous or toxic under any Laws);

(y) "Laws" shall mean all statutes, codes, ordinances, decrees, rules, regulations, customs, treaties, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, directives, customs, policies or guidelines whether or not having the force of law, or any provisions of the foregoing;

(z) "Lien" means any mortgage, charge, pledge, right of set-off, title retention, hypothec, security interest, lien, assignment, claim or other encumbrance of any nature or kind whatsoever, whether fixed or floating, statutory or consensual, and howsoever created;

(aa) "Loan Documents" shall mean this Agreement and any and all documents ancillary to this Agreement, including, without limitation, those documents or instruments entered into in respect of the Security;

(bb) "Management Credit Facility" means the amended credit facility in the aggregate amount of $394,030 among the Borrower, as borrower, and Criterion and Philip Langridge, as lenders;

(cc) "Material Subsidiaries" means, collectively, Blue Mountain and CCB (US);

(dd) "Management Private Placement" means the proposed private placement equity financing pursuant to which the Borrower will issue to certain officers and directors of the Borrower and other persons up to 1,500,000 Common Shares at a price of $0.25 per share which financing is expected to be completed by December 31, 2004;

(ee) "Outstanding Balance" has the meaning ascribed to such term in Subsection 4(a) hereto;

(ff) "Permitted Encumbrance" means in respect of any person, any one or more of the following:


                                                                              3.

     (i) inchoate or statutory priorities, liens or trust claims for taxes, assessments and other governmental charges or levies which are not delinquent or the validity of which are currently being contested in good faith by appropriate proceedings provided that there shall have been set aside a reserve to the extent required by GAAP in an amount which is reasonably adequate with respect thereto;

     (ii) the right reserved to, or vested in, any municipality or governmental authority by the terms of any lease, license, franchise, grant, or permit, or by any statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payment as a condition of the continuance thereof;

     (iii)inchoate or statutory liens of contractors, subcontractors, mechanics, suppliers, material men and others in respect of construction, maintenance, repair or operation of assets or properties of the person, or other like possessory liens and public utility liens provided the same are not registered as encumbrances against the title to any real or personal property of the person;

     (iv) security given to a public utility or other governmental authority or other public authority when required by such utility or governmental authority in connection with the operations of the person in the ordinary course of business;

     (v) title defects which are of a minor nature and in the aggregate will not materially impair the value or use of this property for the purposes for which it is held or applicable municipal and other governmental restrictions, including municipal by-laws and regulations affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with;

     (vi) reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown of any real property or any interest therein and the easements, rights-of-way, servitudes and similar rights in real property comprised in the assets of the person or interests therein granted or reserved to other persons;

     (vii) the Security (as defined below);

     (viii) personal property security interests securing purchase money security obligations, provided that such security interests charge only the assets which are subject of the purchase money security obligations (and the proceeds thereof to the extent permitted by applicable law) and no other assets, and security interests arising under capitalized lease obligations, including security interests registered in favour of Telecom Leasing Canada (TLC) Limited;

     (ix) lien and charge on accounts receivable and inventories of CCB(US) in favour of CAPCO, as security for CAPCO Facility;

     (x)  the Collingwood Property Mortgage; and

     (xi) the security interest granted pursuant to the trust indenture dated December 2, 2002, as amended by a supplemental trust indenture dated


                                                                              4.

          December 1, 2003, between the Borrower and Pacific Corporate Trust Company, securing the Convertible Debentures;

(gg) "Person" means an individual, partnership, corporation, trustee, trust, unincorporated organisation, non-share capital corporation, or any federal, provincial or municipal governmental body, corporation, commission, board, agency, foundation, association, counsel or other governmental authority of any kind whatsoever, or any other entity whatsoever;

(hh) "Promissory Note" has the meaning ascribed to such term in Section 3 hereto;

(ii) "Quest" means Quest Capital Corp., a British Columbia corporation;

(jj) "Quest Credit Facility" means the loan agreement dated March 4, 2004, as amended on March 19, April 6 and September 20, 2004, between Quest, as lender, and the Borrower, as borrower;

(kk) "Quest Debt" means any and all amounts due from the Borrower to Quest pursuant to the Quest Credit Facility which, as at the date hereof, equalled $664,747.38;

(ll) "Second Advance" means the second advance of the Loan in the principal amount of $500,000, to be advanced by the Lender to the Borrower upon the satisfaction or waiver of the conditions precedent set forth in Section 11 hereto;

(mm) "Second  Advance  Bonus  Shares" has the  meaning  ascribed to such term in
     Section 6 hereto;

(nn) "Security" means the security granted by the Borrower in favour of the Lender, as more particularly described in Section 9 hereto; and

(oo) "Subordinated Convertible Debentures" means the aggregate $345,000 principal amount of Convertible Debentures issued by the Borrower in favour of Criterion (as to $290,000), Stuart Ross (as to $35,000) and Bruce Morley (as to $20,000), each of which will be subordinated to the Lender's Security.

1.1  Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The term "this Agreement", refers to this Agreement in its entirety and not to any particular Article, Section or other portion of this Agreement and includes any agreement supplemental to this Agreement. Unless otherwise indicated, references in this Agreement to Articles and Sections are to Articles and Sections of this Agreement.

1.2  Currency

Unless otherwise specified in this Agreement, all references to dollar amounts (without further description) shall mean Canadian Dollars and all payments shall be made in Canadian Dollars.

1.3  Conflicts

In the event of a conflict or inconsistency between the application of any of the provisions of this Agreement and the application of any of the provisions of any of the other Loan Documents, the provisions giving the Lender greater rights or remedies shall govern (to the maximum extent permitted by Applicable Law), it


                                                                              5.

being understood that the purpose of this Agreement and any other Loan Document is to add to, and not detract from, the rights granted to the Lender under the Loan Documents.

2.   Use of Proceeds

The proceeds of the Loan shall be used by the Borrower solely for the following purposes: (i) in respect of the First Advance to repay the Quest Debt and for general corporate working capital purposes; and (ii) in respect of the Second Advance for general corporate working capital purposes.

3.   Loan Advances

The Lender shall advance the Loan to the Borrower by way of wire transfer that shall be paid by the Lender to the Borrower, or in a manner as the Borrower may otherwise direct. The Loan shall be evidenced by a promissory note (the "Promissory Note") issued in favour of the Lender in the original principal amount in respect of the applicable advance, substantially in the form of Schedule "A" attached hereto, dated as of the date of the applicable advance, executed by the Borrower. The Loan shall be payable in accordance with the terms of the Promissory Note, this Agreement and any applicable Loan Agreement.

4.   Term and Mandatory Repayment

     (a) Except as otherwise provided herein, any outstanding balance of the Loan, including all principal, accrued interest, fees, bonuses and other costs or charges payable hereunder (collectively the "Outstanding Balance"), will be immediately due and payable by the Borrower to the Lender on the earlier of: (i) one (1) year from the date hereof; and (ii) the occurrence of an Event of Default, as defined in Section 16 hereto.

     (b) If after the advance of the Loan and prior to repayment in full of the Outstanding Balance, the Borrower (i) sells or otherwise disposes of any assets or (ii) closes one or more equity or debt financing (excluding the Management Private Placement) each of which financing raises gross proceeds in excess of $1,000,000, the Borrower will pay or cause to be paid to the Lender all proceeds from such sale, disposition or financing, net of reasonable selling or financing costs, as the case may be, up to the full amount of the Outstanding Balance, to be applied on account of the Loan.

5.   Rate of Interest

Interest will accrue on the Outstanding Balance from the date of advance of the Loan both before and after maturity, default and judgment, at a fixed rate of interest of Twelve Percent (12%) per annum, calculated and compounded monthly (effective annual rate of 12.68%) and shall be payable on the last Business Day of every month after the advance of the Loan, as well as after maturity, default and judgment.

6.   Bonus Shares

As additional consideration for the advance of the Loan, the Borrower will pay to the Lender a non-refundable bonus in the form of 600,000 Common Shares in the capital of the Borrower (the "First Advance Bonus Shares") in respect of the First Advance and a non-refundable bonus in the form of 220,000 Common Shares in the capital of the Borrower (the "Second Advance Bonus Shares") in respect of the Second Advance (the First Advance Bonus Shares and the Second Advance Bonus Shares shall be referred to herein collectively, as the "Bonus Shares"). Subject to Exchange approval, all of the First Advance Bonus Shares will be issued and


                                                                              6.

delivered to the Lender concurrently with the First Advance of the Loan, registered in the name of the Lender or as the Lender may otherwise direct and all of the Second Advance Bonus Shares will be issued and delivered to the Lender concurrently with the Second Advance of the Loan, registered in the name of the Lender or as the Lender may otherwise direct. The Bonus Shares will be subject to a four (4) month hold period from the date of issue under applicable securities laws and the rules and policies of the Exchange and all certificates representing such shares shall bear a legend to that effect, in accordance with Multilateral Instrument 45-102.

7.   Prepayment

Prepayment in whole or in part of the Loan may be made by the Borrower without penalty at any time following the date of the advance of the Loan.

8.   Fees and Lender's Expenses

The following non-refundable fees and expenses shall be payable by the Borrower to the Lender:

     (a) Structuring Fee: A structuring fee equal to two percent (2%) of the First Advance and two percent (2%) of the Second Advance shall be due and payable by the Borrower to the Lender concurrently with closing of the First Advance and the Second Advance, respectively.

     (b) Lender's Legal Fees: The Borrower will pay for the Lender's legal fees and other costs, charges and expenses (including due diligence expenses) of and incidental to the preparation, execution and completion of this Agreement and the Security as may be required by the Lender to complete the transactions contemplated herein and has paid to the Lender a retainer in the amount of $16,500 and irrevocably authorizes and directs the Lender to hold back from each advance of the Loan such amounts as may be necessary to cover the Lender's legal fees and other costs, charges and expenses payable hereunder. Any amounts in excess of the retainer and any amounts held back from the advances of the Loan will be payable by the Borrower within 30 days of presentment of an invoice. If not paid within that time, such amount will be added to and form part of the principal amount of the Loan and shall accrue interest from such date as if it had been advanced by the Lender to the Borrower hereunder.

9.   Security

As security for the Loan the Borrower will:

     (a) execute and deliver to the Lender a Promissory Note in respect of each advance of the Loan;

     (b) execute and deliver to the lender a general security agreement under which the Borrower will grant to and in favour of the Lender a first security interest over all of its present and after-acquired personal property, subject only to Permitted Encumbrances;

     (c) execute and deliver to the Lender an assignment of all trademarks and other intellectual property of the Borrower;

     (d) cause each of the Material Subsidiaries to execute and deliver to the Lender a guarantee under which it will guarantee all indebtedness of the Borrower to the Lender hereunder;


                                                                              7.

     (e) cause each of the Material Subsidiaries to execute and deliver to the Lender a general security agreement under which it will grant to and in favour of the Lender a first security interest over all of its present and after-acquired personal property, subject only to Permitted Encumbrances;

     (f) cause the holders of the Subordinated Convertible Debentures to execute and deliver to the Lender a subordination and postponement agreement under which each holder of the Subordinated Convertible Debentures will agree to subordinate and postpone in favour of the Lender their security and all amounts payable to them under the Subordinated Convertible Debentures;

     (g) cause the principals of the Management Credit Facility to execute and deliver to the Lender a subordination and postponement agreement under which they will agree to subordinate and postpone in favour of the Lender their security and all amounts payable to them under the Management Credit Facility;

     (h) execute, register and deliver to the Lender a title-insured first mortgage over the Formosa Property and cause the Lender to be named as first "loss payee" on all property insurance policies held by the Borrower in respect of the Formosa Property;

     (i) cause Blue Mountain to execute, register and deliver to the Lender a title-insured second mortgage over the Collingwood Property (subject only to the Collingwood Property Mortgage) and cause the Lender to be named as first "loss payee" on all property insurance policies held by the Borrower in respect thereto;

     (j) cause Douglas L. Mason to execute and deliver to the Lender a limited personal guarantee under which he will guarantee the indebtedness of the Borrower to the Lender under the Second Advance;

     (k) cause Criterion to execute and deliver to the Lender a limited guarantee under which it will guarantee the indebtedness of the Borrower to the Lender under the Second Advance; and

     (l) cause Criterion to execute and deliver to the Lender under the Second Advance a general security agreement under which it will grant to and in favour of the Lender a first security interest over all of its present and after-acquired personal property.

all in form and on terms satisfactory to the Lender and its counsel acting reasonably (collectively, the "Security").

10.  Conditions Precedent to the First Advance

The Lender shall not be obligated to advance the First Advance unless and until the following conditions have been fulfilled to the Lender's sole satisfaction:

     (a) any security interest held by Quest granted by the Borrower (or any Material Subsidiary or Affiliate of the Borrower) to such party in respect of the Quest Debt shall either: (i) have been fully discharged and such discharges shall be registered on all applicable personal property and real property registers; or (ii) the Borrower shall have received an irrevocable authority (which shall include all required executed but unregistered discharges) from Quest in respect of effecting such discharges concurrently with the Borrower's repayment in full of the Quest Debt, and Quest shall execute a release and termination agreement, in form and on terms satisfactory to the


                                                                              8.

          Lender, releasing the Borrower (and any Material Subsidiary or Affiliate of the Borrower, as applicable) from any and all liability associated with the Quest Debt and terminating all loan documents in connection therewith;

     (b) all security interests and other charges over the property and assets of the Borrower and other parties referred to herein, other than Permitted Encumbrances, shall have been (i) discharged or (ii) fully subordinated and postponed in favour of the Lender's Security;

     (c)  the  representations  and  warranties  of the  Borrower  contained  in
          Section 12 will be true and correct in all material respects and the Borrower will have complied with all covenants and agreements set forth herein required to be complied with by it prior to the advance of the Loan by the Lender;

     (d) no Event of Default shall have occurred and be continuing or shall occur as a result of the transactions contemplated by this Agreement;

     (e)  the Borrower will have:

          (i) executed and delivered or caused to be executed and delivered, as the case may be, all Security and other documents and instruments referred to in Subsections 9(a) to 9(h) inclusive, including title and other insurance policies, and will have completed all registrations and other filings that may be prudent or necessary to perfect the Lender's security therein;

          (ii) received  all   necessary   approvals  of  the  Exchange  to  the
               completion of the transactions contemplated herein, including the issuance of the Bonus Shares;

          (iii)obtained  a  special  resolution   pursuant  to  the  Convertible
               Debenture Trust Indenture to permit the subordination of the Subordinated Convertible Debentures;

          (iv) delivered a certified copy of its directors' resolutions authorizing the borrowing of the Loan and the execution and delivery of this Agreement and all agreements, documents and instruments referred to herein, together with an officer's certificate, certifying certain factual matters, in form and on terms satisfactory to the Lender; and

          (v) caused to be executed and delivered legal opinions of Borrower's counsel, in form and on terms satisfactory to the lender and its legal counsel both acting reasonably;

     (f)  the Lender will have:

          (i) completed and, in its sole and absolute discretion, be satisfied with its due diligence review of the Borrower, the other parties referred to herein and their respective assets, properties and undertakings; and

          (ii)received the approval of its board of directors and will in its sole and absolute discretion, be satisfied as to the creditworthiness of the Borrower and the other parties referred to herein and the adequacy of the Security.


                                                                              9.

11.  Conditions Precedent to the Second Advance

The Lender shall not be obligated to advance the Second Advance unless and until the following conditions have been fulfilled to the Lender's sole satisfaction:

     (a) the Borrower will have confirmed and the Lender will be satisfied that an Event of Default has not occurred and will not occur as a result of the payment by the Lender of the Second Advance;

     (b) the Borrower shall deliver a certificate certifying that all of the Borrower's representations and warranties contained in Section 12 will be true, complete, accurate and correct in all material respects and that the Borrower will have complied with all covenants and agreements set forth herein required to be complied with by it prior to the advance of the Loan by the Lender;

     (c) all security interests and other charges over the property and assets of the Borrower and the other parties referred to herein, other than Permitted Encumbrances, shall have been (i) discharged or (ii) fully subordinated and postponed in favour of the Lender's Security;

     (d)  the Borrower will have either:

          (i)

          A. executed and delivered or caused to be executed and delivered, as the case may be, all Security and other documents and instruments referred to in Subsections 9(a) to 9(i) inclusive, including title and other insurance policies, and will have complete all registrations and other filings that may be prudent or necessary to perfect the Lender's security therein;

          B. produced, to the satisfaction of the Lender, a third party valuation report (which report shall be prepared at the expense of the Borrower) on the water source located on the Collingwood Property in which a minimum value of $1,500,000 is concluded; and

          C. caused to be executed and delivered legal opinions of Borrower's counsel, in form and terms satisfactory to the Lender and its counsel both acting reasonably; or

          (ii)

          A. executed and delivered or caused to be executed and delivered, as the case may be, all Security and other documents and instruments referred to in Subsections 9(a) to 9(l) inclusive, including title and other insurance policies, and will have complete all registrations and other filings that may be prudent or necessary to perfect the Lender's security therein; and

          B. caused to be executed and delivered legal opinions of Borrower's counsel, in form and terms satisfactory to the Lender and its counsel both acting reasonably; and


                                                                             10.

     (e)  the Lender will:

          (i) have completed and, in its sole and absolute discretion, be satisfied with its due diligence review of the Borrower, the other parties referred to herein and their respective assets, properties and undertakings; and

          (ii) in its sole discretion, be satisfied as to the creditworthiness of the Borrower and the other parties referred to herein and the adequacy of the Security.

12.  Representations and Warranties

The Borrower makes the following  representations  and warranties to the Lender,
and   acknowledges   and   confirms   that  the  Lender  is  relying  upon  such
representations and warranties:

     (a) the Borrower is a company incorporated and amalgamated under the Company Act (British Columbia) and is now governed by the Business Corporations Act (British Columbia) and has not discontinued or been dissolved under such act and is in good standing with respect to the filing of annual reports with the Registrar of Companies office;

     (b) CCB(US) is a company incorporated under the laws of the State of Washington and has not discontinued or been dissolved and is in good standing with respect to the filing of annual reports therein;

     (c)  Blue   Mountain  is  a  company   incorporated   under  the   Business
          Corporations Act (Ontario) is in good standing and has not been discontinued or dissolved;

     (d) the Material Subsidiaries are the only material subsidiaries of the Corporation;

     (e) each of the Borrower and the Material Subsidiaries has the power and authority to (i) carry on its businesses as now being conducted and is licensed or registered or otherwise qualified in all jurisdictions where in the nature of its assets or the business transacted makes such licensing, registration or qualification necessary, (ii) acquire, own, hold, lease and mortgage or grant security in its assets including real property and personal property and (iii) enter into and perform its obligations under this Agreement and all other documents or instruments delivered hereunder or thereunder;

     (f) this Agreement, the Loan Documents and all ancillary instruments or documents issued, executed and delivered hereunder or thereunder by the Borrower or any Material Subsidiary have been duly authorized by all necessary action of the Borrower and each Material Subsidiary, as applicable, and each constitutes or will constitute a legal, valid and binding obligation of the Borrower and each Material Subsidiary, as applicable, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors and to the general principles of equity;

     (g) none of the Borrower or any of the Material Subsidiaries is in breach of or in default under any obligation in respect of borrowed money;

     (h) the execution and delivery by the Borrower of this Agreement and each of the Loan Documents and the performance by it of its obligations hereunder or thereunder in compliance with such provisions do not and will not: (i) conflict with or result in a breach of any of the terms,


                                                                             11.

          conditions or provisions of: (A) its constating or organizational documents, by-laws or shareholders' agreement, if any; (B) any Law applicable to it or its property and assets; (C) any contractual provision, including, without limitation any material contract, binding on or affecting them or any of their respective property and assets, the breach of which could reasonably be expected to have a material adverse effect upon the business, assets, condition financial or otherwise of them, respectively; or (D) any writ, judgment, injunction, termination or award which is binding on any of them or any of their respective property and assets; or (ii) result in or permit: (A) the imposition of any Lien on any of their respective property and assets, other than in favour of the Lender; or (B) the acceleration of the maturity of any indebtedness of the Borrower or any Material Subsidiary;

     (i) the execution, delivery of this Agreement and each of the Loan Documents by the Borrower and the performance by it of its respective obligations hereunder or thereunder do not require any consent, approval, order, authorization, licence, exemption or designation of or by any Governmental Authority except for Exchange approval referred to in Subsection 10(e)(ii) , filings in connection with the perfection of the security interest created by the Security and a special resolution of the holders of the Convertible Debentures under the Convertible Debenture Trust Indenture;

     (j) the Borrower is the legal and beneficial owner of and holds good and marketable title in fee simple to the Formosa Property, free and clear of any encumbrances save and except the Permitted Encumbrances;

     (k) Blue Mountain is the legal and beneficial owner and holds good and marketable title in fee simple to the Collingwood Property, free and clear of any encumbrances save and except the Permitted Encumbrances;

     (l) subject only to Permitted Encumbrances, the Security creates a valid first registered charge, mortgage, lien and security interest over the property and assets of the Borrower and the Material Subsidiaries which have been granted on their respective properties and assets in accordance with the terms thereof;

     (m) there are no outstanding work orders, deficiency notices, remedial or removal orders or other similar compliance orders from any
          Governmental Authority relating to any leased premises or the operations of the Borrower's or Material Subsidiary's respective businesses and the Borrower and the Material Subsidiaries will not permit any work orders, deficiency notices, remedial or removal orders or other similar compliance orders in the future;

     (n) the Financial Statements provided by the Borrower have been prepared in accordance with GAAP and present fairly in all material respects, the financial position of the Borrower, on a consolidated basis, as at such date, including, without limitation, all contingent liabilities;

     (o) as at the date of this Agreement, except as disclosed in the Financial Statements or Schedule "C" hereto, no holder of outstanding shares in the capital of the Borrower will be entitled to any pre-emptive or any similar rights to subscribe for any of the shares in the capital of the Borrower or other securities of the Borrower, and no rights, warrants or options to acquire, or instruments convertible into or exchangeable for any shares in the capital of the Borrower are outstanding;


                                                                             12.

     (p) subject to the Permitted Encumbrances, the Borrower owns its business, operations and assets, and holds good title thereto, free and clear of all liens, claims or encumbrances whatsoever;

     (q) the Borrower and the Material Subsidiaries own or license all intellectual property necessary for the conduct of their business as now conducted, without any conflict known to the Borrower with the rights of others, and in each case, free from any security interest, except for Permitted Encumbrances;

     (r) to the best of the Borrower's knowledge as at the date of this Agreement, there are no strikes or other labour disputes against the Borrower or any of its Material Subsidiaries that are pending or threatened. All payments due from the Borrower or any of its Material Subsidiaries on account of workers compensation, social security, pension plan, employment insurance, employee health plans, social security and insurance of every kind and employee income tax deductions and vacation pay have been paid. None of the Borrower or any of its Material Subsidiaries have any obligations under any collective-bargaining agreement nor, to the best of their knowledge, is there any organizing activity involving the Borrower or any of its Material Subsidiaries by any labour union or group of employees;

     (s) all factual information previously or contemporaneously furnished to the Lender by or on behalf of the Borrower for purposes of or in connection with this Agreement or any transaction contemplated hereby, is true and accurate in every material respect and such information is not incomplete by the omission of any material fact necessary to make such information not misleading;

     (t) each of the Borrower and its Material Subsidiaries is solvent and is generally able to pay its debts as they come due and will be able to do so after giving effect to the transactions contemplated in this Agreement;

     (u) other than Permitted Encumbrances and as disclosed in the Financial Statements or otherwise disclosed to the Lender in writing, none of the Borrower or any of its Material Subsidiaries has guaranteed the obligations of any person;

     (v) to the best of the Borrower's knowledge, the Borrower is in compliance in all material respects with the provisions and requirements of all applicable securities laws, regulations, rules and requirements of any jurisdiction having authority in relation to the Borrower;

     (w) the Borrower is a reporting issuer under the Securities Acts of British Columbia and Ontario and to the best of the Borrower's knowledge, is in compliance with its material obligations under those acts and under the rules, regulations and policies of the Exchange, and will use reasonable commercial efforts to maintain such status, without default, from the date hereof until repayment in full of the Loan to the Lender;

     (x) the disclosure contained in the Borrower's annual report on Form 20-F for the year ending December 31, 2003 prepared in compliance with the United States Securities Exchange Act of 1934, as amended, fully and accurately discloses the business, assets and undertaking of the Borrower and its subsidiaries as at that date and no material changes have occurred in respect of the information described therein, except as publicly disclosed by the Borrower;

     (y) to the best of the Borrower's knowledge, the Borrower is in compliance, in all material respects, with its continuous disclosure obligations under applicable Canadian and United Stated securities


                                                                             13.

          laws and, without limiting the generality of the foregoing, there has been no material adverse change (actual, contemplated or threatened) in the property, assets or business of the Borrower since the date of release of the Financial Statements, other than as publicly disclosed in writing by the Borrower prior to the date of this Agreement;

     (z) except as disclosed in the Financial Statements there is no action or proceeding outstanding, pending or, to the knowledge of the Borrower or any Material Subsidiary, threatened against the Borrower or any Material Subsidiary before any court, administrative agency, tribunal, arbitrator or Governmental Agency out of the ordinary course of business which might have a material adverse effect on the properties, business, prospects or condition of the Borrower or any Material Subsidiary, or question the validity of this Agreement or any Loan Document to which the Borrower or any Material Subsidiary is a party and there are no outstanding judgments, writs of execution, work orders, injunctions or directives against the Borrower, any Material Subsidiary or any of their properties or assets;

     (aa) the Borrower and the Material Subsidiaries have not withheld from or failed to disclose to the Lender any information relating to the financial condition, property, assets, insurance, contractual relationships, labour relations, Laws, permits, systems, records, business or prospects of the Borrower or any Material Subsidiary which could reasonably be expected to be material to the Lender;

13.  Environmental Representations, Warranties and Covenants

     (a)  Representations  and  Warranties:   The  Borrower  and  each  Material
          Subsidiary represents and warrants that:

          (i) the Borrower and each Material Subsidiary operates and will continue to operate in conformity with all Environmental Laws and Permits and will ensure its staff is trained as required for such purposes;

          (ii) the businesses of the Borrower and the Material Subsidiaries do not require it to maintain an environmental emergency response plan;

          (iii)neither the Borrower nor any Material Subsidiary stores, generates, uses, treats, manufactures, handles or disposes of any Hazardous Materials on any of its properties other than in compliance with all Environmental Laws and Permits thereunder, or has disposed of any Hazardous Materials in a manner contrary to Environmental Law or any Permit;

          (iv) the Borrower and each Material Subsidiary possesses and will maintain all necessary environmental Permits and other approvals required by any Governmental Authority as may be necessary for the conduct of its business;

          (v) its assets are and will remain free of environmental damage or contamination; and

          (vi) the Borrower and each Material Subsidiary has no knowledge of, and has not received any notice of, any pending or threatened claim, complaint, proceeding, prosecution, investigation or otherwise against or affecting any of the Borrower or any Material Subsidiary, or any of its properties, assets or operations relating to Environmental Laws.


                                                                             14.

     (b) Covenants: The Borrower and each Material Subsidiary covenant and agree with the Lender that until all amounts owing by the Borrower to the Lender under this Agreement (including without limitation, all principal, interest, fees and expenses) have been indefeasibly paid in full, they will:

          (i)  advise  the  Lender   immediately  upon  becoming  aware  of  any
               environmental problem relating to the Borrower's or any Material Subsidiary's business, properties or assets;

          (ii) provide the Lender with copies of all communications with environmental officials, Governmental Authorities and all environmental studies or assessments prepared for any of the Borrower or any Material Subsidiary; and

          (iii)not install on or under any of their properties, storage tanks for petroleum products or Hazardous Materials, without the Lender's prior written consent and only upon full compliance with all Environmental Laws and the standards and requirements of the Governmental Authorities having jurisdiction over the Borrower's or any Material Subsidiary's activities or assets.

14.  Positive Covenants of the Borrower

The Borrower covenants and agrees with the Lender that until the full Outstanding Amount has been indefeasibly paid in full, and except as otherwise permitted by the prior written consent of the Lender:

     (a) the Borrower shall duly and punctually pay to the Lender all amounts payable by the Borrower hereunder, and in the manner provided herein, without set-off, abatement or deduction of any kind whatsoever and shall indemnify and save harmless the Lender from such claims in respect of any such amounts;

     (b) the Borrower shall at all times maintain its corporate existence and the corporate existence of all the Material Subsidiaries;

     (c) the Borrower shall forthwith upon becoming aware of the occurrence of an Event of Default, provide to the Lender notice of such Event of Default, whether continuing or otherwise;

     (c) the Borrower and each Material Subsidiary shall keep its property, assets and undertakings free and clear of all Liens (other than Permitted Encumbrances);

     (d) the Borrower and each Material Subsidiary will observe and perform, in a timely fashion all obligations, covenants, agreements and undertakings on each of its part required to be observed or performed under the terms of this Agreement and the Loan Documents;

     (e) the Borrower shall, with thirty (30) days of the First Advance, satisfy the requirement in respect of Security set forth in Section 9(i) hereto;

     (f) the Borrower shall pay, on a timely basis and within the prescribed period of time, all governmental remittances to any Government Authority as required by Law;

     (g) the Borrower shall carry on and conduct its business in a proper and prudent manner so as not to materially affect its ability to perform its obligations under this Agreement;


                                                                             15.

     (h) the Borrower and each Material Subsidiary shall at all times renew or cause to be preserved and renewed all material rights, powers, permits, consents, privileges, franchises, licences, goodwill and intellectual property owned by it and necessary for the conduct of its business and shall at all times comply with all Laws applicable to it;

     (i) the Borrower shall promptly provide the Lender with all information requested by the Lender from time to time concerning its financial condition and property and shall permit representatives of the Lender to inspect any of its property and to examine and take extracts from its financial books, accounts and records including but not limited to accounts and records stored in computer data banks and computer software systems, and to discuss its financial condition with its senior officers and (in the presence of such of it representatives as it may designate) its auditors;

     (j) upon the written request of the Lender, the Borrower shall deliver to the Lender a certificate executed on its behalf by a senior officer of the Borrower: (i) stating that no Event of Default has occurred and is continuing under this Agreement or any Loan Document; or (ii) if any Event of Default has occurred under this Agreement, or any Loan Document, specifying the nature and status of all such Events of Default;

     (k) the Borrower shall promptly give written notice to the Lender of: (i) the commencement of any claim, litigation, proceeding or investigation against the Borrower or any Material Subsidiaries or any of their assets which, in the event that a decision is rendered which is adverse to it, may have an adverse effect on the ability of the Borrower to repay the Loan or have a material adverse effect on the business of the Borrower; (ii) or any damage to or destruction of any of the assets or property of the Borrower or any Material Subsidiaries which might give rise to a material insurance claim; and (iii) the occurrence of any Event of Default under this Agreement, the Loan Documents or any material contract of the Borrower;

     (l) the Borrower shall maintain all risks comprehensive insurance coverage with reputable insurers satisfactory to the Lender in its sole discretion, and to provide the Lender with evidence of such insurance satisfactory to it, in amounts and against risks normally insured by owners of similar businesses (which insurance, at a minimum, shall cover against risk of loss or damage to property of the Borrower and each Material Subsidiaries up to its full replacement value, and including public liability and damage to property of third parties and business interruption insurance) and the Borrower shall provide written notice to the Lender within twenty-four (24) hours of any change to the insurance coverage of the Borrower or any Material Subsidiary or any change by the Borrower and or any Material Subsidiary of any of their insurers. The Lender shall be indicated in all insurance policies, as applicable, as a loss payee and additional insured, as applicable, and all policies shall contain such clauses as the Lender requires in its sole discretion, acting reasonably, for the Lender's protection. In the event of any loss or damage by fire or other casualty, the insurance proceeds shall be applied, (subject to any first priority arrangement agreed to by the Lender) at the Lender's option, which will not be unreasonably withheld, to reduce the Loan or to replace, restore or repair the damaged or lost asset(s) to substantially its equivalent condition prior to such fire or casualty;

     (m) at the request of the Lender, the Borrower and each Material Subsidiary shall forthwith and from time to time execute all security agreements and documents, which, in the opinion, of the Lender, may be necessary or advisable to provide the Lender with the rights, powers, privileges, security, priority position and interests conferred or intended to be conferred upon it by this Agreement and the Loan


                                                                             16.

          Documents. All such additional documents executed shall be deemed to form part of the Loan Documents;

     (n) the Borrower shall keep proper books of record and account in which full and correct entry shall be made of all financial transactions, assets and business of the Borrower in accordance with GAAP;

     (o) the Borrower and each Material Subsidiary shall maintain and preserve all of their respective property and assets in good repair, working order and condition (reasonable wear and tear excepted) and, from time to time, make all needed and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on by the Borrower may be properly and advantageously conducted at all times in accordance with prudent business practices;

     (p) the Borrower shall pay and discharge promptly when due, all taxes, assessments and other governmental charges or levies imposed upon it or upon its properties or assets or upon any part thereof, as well as all claims of any kind (including claims for labour, materials and supplies) which, if unpaid, would by law become a lien, charge, trust or other claims upon any such properties or assets, provided however that the Borrower shall not be required to pay any such tax, assessment, charge or levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books the reserve to the extent required by GAAP in an amount which is reasonably adequate with respect thereto;

     (q) the Borrower shall provide to the Lender with prior written notice of any proposed financing made by or to the Borrower, but excluding the Management Private Placement;

     (r) the Borrower shall forthwith provide to the Lender copies of all financial statements, both audited and unaudited, as they become available from time to time; and

     (s) the Borrower shall perform and do all such acts and things as are necessary to perfect and maintain the priority of the security provided to the Lender pursuant to this Agreement.

15.  Negative Covenants

The Borrower covenants and agrees with the Lender that until the full Outstanding Amount has been indefeasibly paid in full, the Borrower shall not, without the prior written consent of the Lender:

     (a) declare, pay or set aside for payment any dividend unless the distribution of such dividends has received prior written approval of the Lender;

     (b) enter into a transaction (whether by way of a reorganization, consolidation, financing, amalgamation, merger, transfer, liquidation, sale, purchase, assumption of liabilities or obligations, lease or otherwise), whereby all or a material portion of the undertaking, property or assets of the Borrower or any of the Material Subsidiaries would become the property of any other Person or enter into any transaction whereby the business of any other Person would be acquired;

     (c) other than Permitted Encumbrances, make, give, create or permit or attempt to make, give or create any mortgage, charge, lien or encumbrance on the assets of the Borrower or any Material Subsidiaries;


                                                                             17.

     (d) make any sale of or dispose of any substantial or material part of its business, assets or undertaking, or shares or assets of any subsidiary outside of the ordinary course of business;

     (e) save and except for purchase money security interests, chattel mortgages and equipment leases entered into in the ordinary course of business, borrow or cause any subsidiary to borrow money from any person other that the Lender without first obtaining and delivering to the Lender a duly signed assignment and postponement of claim by such person in favour of the Lender, in form and terms satisfactory to the Lender;

     (f) make loans to any non-arm's length parties or pay out to any shareholders loans or other indebtedness to non-arm's length parties other than payment of interest in accordance with the terms of the Convertible Debentures;

     (g)  make any repayments of principal under the Management Credit Facility;

     (h) from and after the date of this Agreement, whether in respect of the existing operating line of credit or otherwise, allow the aggregate of such amounts, together with all other indebtedness of the Borrower and CCB(US) to CAPCO, to exceed US$1,000,000;

     (i)  guarantee the obligations of any other person, directly or indirectly;
          or

     (j) make any capital expenditure in excess of $100,000 which is (i) not in the ordinary course of business and (ii) attributable to the core business of the Borrower. In the event the Borrower desires to make capital expenditures not in the accordance with the foregoing, the Borrower shall first receive prior written consent of the Lender, which consent shall not be unreasonably withheld, provided (i) the Borrower is in full compliance with its obligations under this Agreement and the Loan Documents, and (ii) the capital expenditure is made in the ordinary course of business.

16.  Events of Default

The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

     (a) the non-payment when due (whether at stated maturity, upon acceleration, upon required prepayment or otherwise) of any amounts owing to the Lender under this Agreement or any other Loan Document and such non-payment continues for five (5) Business Days;

     (b) during the term of the Loan any breach (other than by reason of non-payment pursuant to Subsection 16(a) hereto) by the Borrower or any Material Subsidiary, as applicable, of any of their respective undertakings, covenants, conditions or other obligations set forth in this Agreement or any of the Loan Documents, which breach is not cured within five (5) Business Days of the Borrower or the Material Subsidiary, as applicable, becoming aware of such breach;

     (c) if any of the Borrower's representations, warranties or other statements made or given in this Agreement or any other document delivered hereunder or in connection with the Loan were at the time given false or misleading in any material respect;

     (d) if the Borrower, either directly or indirectly through any Material Subsidiary, ceases or threatens to cease to carry on business;


                                                                             18.

     (e) if any order is made or issued by a competent regulatory authority prohibiting the trading in shares of the Borrower or if the Borrower's Common Shares are suspended or de-listed from trading, such that the Borrower's Common Shares cannot be traded through the facilities of either the Exchange or the TSX Venture Exchange;

     (f) if the Borrower or any of its subsidiaries petitions or applies to any tribunal for the appointment of a trustee, receiver or liquidator or commences any proceedings under any bankruptcy, insolvency, proposal, readjustment of debt or liquidation or law of any jurisdiction, whether now or hereafter in effect;

     (g) if any petition or application for appointment of a trustee, receiver or liquidator is filed, or any proceedings under any bankruptcy, insolvency, proposal, readjustment of debt, or liquidation law are commenced, against the Borrower or any of its subsidiaries which is not opposed in good faith, or an order, judgment or decree is entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceeding;

     (h) if the Borrower or any Material Subsidiary defaults in any obligation in respect of any material contract or of any indebtedness (or security granted pursuant thereto), where as a result of such default, the maturity of such indebtedness is or may be accelerated, or under any agreement with an equipment financier where as a result of such default, such equipment financier commences any enforcement action in respect of its collateral;

     (i) if a judgment or order for payment of monies is rendered against the Borrower or any Material Subsidiary and such judgment or order for payment of monies is not immediately paid or stayed after it has been rendered;

     (j) the Lender in good faith believes and has commercially reasonable grounds to believe that the prospect of payment or performance of any of the Borrower's or Material Subsidiary's obligations is impaired, or that the property provided as security hereunder in favour of the Lender is in danger of loss, damage, misuse, seizure or confiscation; or

     (k) if at any time after execution and delivery of this Agreement, any of the Loan Documents ceases to be in full force and effect or if any of the Loan Documents is declared by a court or tribunal of competent jurisdiction to be null and void or the validity, enforceability or priority thereof is contested by the Borrower or any of the Material Subsidiaries.

17.  Effect of Event of Default

Upon the occurrence of an Event of Default and at any time thereafter, the Lender may: (i) declare that any obligation of the Lender hereunder is immediately terminated; (ii) declare that the Outstanding Balance is due and payable whereupon all indebtedness and liability of the Borrower in respect thereof, together with all other monies and amounts payable hereunder, shall be immediately due and payable; (iii) retain any amounts which the Borrower may be entitled to receive as an adjustment of additional interest as a genuine pre-estimate of liquidated damages; (iv) exercise any right or recourse and proceed by any action, suit, remedy or proceeding against the Borrower or any Material Subsidiary authorized or permitted by law or in equity for the recovery of all indebtedness and liabilities of the Borrower to the Lender hereunder; and
(v) proceed to exercise any and all rights hereunder or under the Loan Documents. Notwithstanding any other provisions of this Agreement, upon the occurrence of an Event of Default, the Lender may, at its discretion, send, in addition to any notice of such default hereunder, a notice of intention to enforce security pursuant to Section 244 of the Bankruptcy and Insolvency Act (Canada), or any successor provision, if any, such that the time period under


                                                                             19.

such notice shall run concurrently with any other notices under the terms of this Agreement.

No right, power or remedy conferred upon or reserved to the Lender by this Agreement or any of the other Loan Documents is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder, under any of the other Loan Documents or now or hereafter existing at law, in equity or by statute. No delay or omission by the Lender to exercise any right, power or remedy accruing upon the occurrence of an Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or an acquiescence therein, and every right, power and remedy given by this Agreement and the other Loan Documents to the Lender may be exercised from time to time and as often as may be deemed expedient by the Lender.

Any or all proceeds resulting from the exercise of any or all of the foregoing remedies shall be applied as set forth in any applicable Loan Document providing the remedy or remedies exercised; if none is specified, or if the remedy is provided by this Agreement, then as follows: (i) to the costs and expenses, including without limitation reasonable legal fees and disbursements incurred by the Lender in connection with the exercise of its remedies; (ii) to the expenses of curing the default that has occurred, in the event that the Lender elects, in its sole discretion, to cure the default that has occurred; (iii) to the payment of amounts owing by the Borrower under the Loan Documents, including but not limited to the payment of the principal of and interest on the Outstanding
Balance, in such order of priority as the Lender shall determine in its sole discretion; and (iv) the remainder, if any, to the Borrower or to any other person lawfully hereunto entitled.

18.  Power of Attorney

The Borrower hereby grants to the Lender and its officers, employees and agents from time to time, with full power of substitution, its power of attorney, upon an Event of Default, to do all such acts, matters and things that the Lender may deem necessary to give effect to this Agreement. This power of attorney is coupled with an interest and is irrevocable until all obligations of the Borrower have been indefeasibly paid and satisfied in full.

19.  Indemnity

The Borrower and each Material Subsidiary agrees to indemnify and hold the Lender and its officers, directors, employees, agents and advisors (each, an "Indemnified Person") harmless from and against any and all suits, actions, demands, obligations, proceedings, claims, damages, losses, liabilities, costs and expenses of any kind or nature whatsoever (including any and all reasonable professional fees and disbursements incurred by the Lender in connection with the preparation, negotiation and enforcement of this Agreement and any other Loan Document) which may be instituted, asserted against or incurred by any Indemnified Person as a result of or arising out of, a loan having been extended, suspended or terminated under this Agreement, any breach of the representations, warranties or covenants of the Borrower or any of the Material Subsidiaries hereunder, any breach or violation of any Laws, the transactions contemplated hereunder or under any other Loan Documents, any investigation, litigation or proceeding in connection herewith or any other Loan Document, and the enforcement, performance, administration, action or inaction by any of the Indemnified Persons of or under this Agreement or any of the other Loan Documents, including, without limitation, relating to the operation of the Borrower's business and any environmental liability (collectively, the "Indemnified Liabilities"), except to the extent to that any such Indemnified Liabilities are finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person's gross negligence or wilful misconduct. No Indemnified Person shall be responsible or liable to any other


                                                                             20.

party to this Agreement or any other Loan Document, any heir, executor, administrator, other legal personal representative, successor, assignee or third party beneficiary of such Person or any other Person asserting claims derivatively through such party, for indirect, punitive, exemplary or consequential damages which may be alleged or incurred as a result of or arising out of any of the above, including, without limitation, credit having been extended, suspended or terminated under this Agreement or any other Loan Document, or any of the transactions contemplated under this Agreement or any other Loan Document. This indemnity is severable and distinct from the remainder of this Agreement and shall survive any termination of this Agreement for any reasons whatsoever.

20.  Performance of Covenants

If the Borrower or any Material Subsidiary fails to perform any of the covenants or fulfill any of the conditions contained in this Agreement, the Lender may, in its discretion, perform any of the covenants or fulfill any condition capable of being performed by it and, if any such covenant or condition requires the payment or expenditure of money, it may make such payments or expenditures with its own funds, but shall be under no obligation to do so; and all sums so expended or advanced by the Lender shall be immediately due and payable to it by the Borrower, shall until paid be deemed to be added and form part of the Loan and shall bear interest payable monthly at the same rate of interest as set forth herein until paid, and shall be secured by the Loan Documents, but no such performance or payment shall be deemed to relieve the Borrower from any occurrence of an Event of Default.

21.  Assignment

The Borrower shall not assign or transfer any of its rights and obligations under this Agreement or the Loan Documents without the prior written consent of the Lender, which consent may be unreasonably withheld. In the event of any such assignment, the Borrower and the Material Subsidiaries shall not be relieved of their rights and obligations under this Agreement and the Loan Documents without the express written consent of the Lender. This Agreement is saleable, assignable and transferable by the Lender, and any successor or assign thereof, in whole or in part, free from any right of set-off or counterclaim or equity, without any requirement for the consent of the Borrower.

22.  Assignment to Pay

Upon receipt of written notice and direction from the Lender, the Borrower covenants and agrees, net of all applicable withholding taxes, to make all payments of interest, principal and structuring fees due under this Agreement to the Lender and any assignee, pro rata in accordance with their respective proportionate interests in the Loan as set out in such written notice and direction, absent which all such payments may be made to the Lender.

23.  Waiver of Breach

No failure, delay or omission of the Lender in exercising any right or remedy in respect of non-compliance with any provision of this Agreement or any Loan Document, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. Any waiver by the Lender under this Agreement or any Loan Document must be in writing and shall be effective only in the specific instance and for the purpose which it is given and shall not constitute a waiver of any other rights and remedies of the Lender with respect to any other or future non-compliance. No single or partial exercise by the Lender of any right or remedy precludes any other or further exercise thereof, or precludes any other right of remedy.


                                                                             21.

24.  Interest and Loan Charges Not to Exceed Maximum allowed by Law

In no event shall the aggregate "interest" as that term is defined in Section 347 of the Criminal Code (Canada) received by or payable to the Lender in connection with the transactions contemplated in this Agreement or the Loan Documents exceed the effective annual rate of interest on the "credit advanced" (as defined therein) lawfully permitted under that section. The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term that the principal amount of the Loan is outstanding and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries is appointed by the Lender will be conclusive for the purposes of such determination. The parties do not intend that the aggregate interest payable in connection with the transactions contemplated hereby will exceed such lawfully permitted rate or amount. Notwithstanding anything to the contrary herein contained, if the aggregate interest payable hereunder exceeds such lawfully permitted rate or amount, the rate and the amount of interest on the principal hereof shall be the maximum rate and amount permitted by law. If the aggregate interest paid or payable to the Lender in connection with the transaction contemplated in the Loan Documents would, if paid to the Lender in the manner contemplated hereby and thereby, exceed the lawfully permitted rate or amount, then the Lender shall be entitled to defer the timing of receipt or vary the manner of payment of any interests or amount paid or payable to the Lender in connection with the transactions contemplated hereunder or thereunder, or to otherwise vary the terms pursuant to which or another manner in which interest or any portion thereof or any other amount shall be paid to the Lender so that such payment will not be in violation of applicable law (provided that such variation does not adversely affect the Borrower).

25.  Further Assurances

The Borrower and each Material Subsidiary shall execute and deliver to the Lender such additional documents and shall provide such additional information as the Lender may reasonably require to carry out the terms of this Agreement and to be informed of the status and affairs of the Borrower and each Material Subsidiary.

26.  Governing Law

Except where required by British Columbia law as it relates to certain corporate and securities laws requirements, the validity, interpretation and enforcement of this Agreement and the Loan Documents shall be governed by and construed in accordance with, the laws of the Province of Ontario and of Canada applicable therein. The Borrower and the Lender submit to the jurisdiction of the Courts of the Province of Ontario and agree to be bound by any suit, action or proceeding commenced in such Courts and by any order or judgment resulting from such suit, action or proceeding, but the foregoing will in no way limit the right of the Lender to commence suites, actions, or proceedings based on this Agreement or the other Loan Documents in any jurisdiction it deems appropriate.

28.  Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

29.  Amendment

No provision of this Agreement any of the Loan Documents may be changed, replaced, supplemented, modified or amended other than by an agreement in writing signed by all of the parties hereto or thereto.


                                                                             22.

30.  Severability

If any provision of this Agreement or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the several provision as may be possible.

31.  Survival and Non-Merger

All representations, warranties, covenants and agreements made in this Agreement or otherwise in writing in connection with this Agreement by the Borrower shall remain binding notwithstanding the advance of the Loan. The covenant of the Borrower to pay interest at the rate provided herein shall not merge in any judgment in respect of any obligation of the Borrower under this Agreement and any judgment shall bear interest at the same rate.

32.  Time of Essence

Time shall be of the essence of this Agreement.

33.  Notices

Except as otherwise expressly provided herein, any notice, report or other communication which may be or is required to be given or made pursuant to this Agreement shall be in writing and shall be deemed to have been validly served, if given or hand delivered or sent by facsimile, or other electronic communication, or three (3) days after deposit in the mail with Canada Post, with proper first class postage prepaid and addressed to the party to be notified or to such other address as any party hereto may designate for itself by like notice, as follows:

     (a)  if to the Borrower or any of the Material Subsidiaries, at:

          Clearly Canadian Beverage Corporation
          2489 Bellevue Avenue West
          Vancouver, British Columbia
          V7V 1E1

          Attention:  Mr. Bruce Morley
          Facsimile:  (604) 922-2286

     (b)  if to the Lender, at:

          Global (GMPC) Holdings Inc.
          2300 Yonge Street, Suite 3000
          P.O. Box 2426
          Toronto, Ontario
          M4P 1E4

          Attention: Mr. Jason Ewart
          Facsimile: (416) 483-1516


                                                                             23.

34.  Counterparts

This Agreement may be executed in any number of counterparts, including by facsimile transmissions, each of which shall be deemed to be an original, including those sent by facsimile transmissions, and which together shall constitute one and the same agreement.

         [The remainder of this page has been intentionally left blank.]


                                                                             24.

     IN WITNESS WHEREOF the parties hereto have hereunto duly executed this Agreement as of the day and year first above written.

                                 CLEARLY CANADIAN BEVERAGE CORPORATION

                                 "signed"
                                 -----------------------------------------------
                                 Name:
                                 Title:

                                 GLOBAL (GMPC) HOLDINGS INC.


                                 "signed"
                                 -----------------------------------------------
                                 Name:
                                 Title:


                                                                             25.

                                  SCHEDULE "A"
                                  ------------

                                 PROMISSORY NOTE
                                 ---------------

Principal Amount: $[  ]


For value received, CLEARLY CANADIAN BEVERAGE CORPORATION (the "Borrower") hereby promises to pay to GLOBAL (GMPC) HOLDINGS INC. (the "Lender") the principal sum of [ ] CANADIAN DOLLARS (Cdn.$[ ]) (the "Principal Amount") on the earlier of: (i) [ ], 2005; and (ii) the occurrence of an Event of Default, together with interest accruing on the outstanding principal amount from the date hereof at a rate of TWELVE PERCENT (12%) per annum, compounded monthly (effective rate of 12.68% per annum), before and after each of maturity, default and judgment, payable monthly on the last Business Day of every month. All payments under this promissory note will be made by certified cheque, bank draft or wire transfer (pursuant to wire transfer instructions provided by the Lender from time to time) and delivered to the Lender at Suite 3000, 2300 Yonge Street, Toronto, Ontario M4P 1E4. All payments made by the Borrower will be applied to principal, interest, bonus and any other costs or charges owed to the Lender, as the Lender may determine, in its absolute discretion.

If after the advance of the Loan and prior to repayment in full of the Outstanding Balance, the Borrower (i) sells or otherwise disposes of any assets or (ii) closes one or more equity or debt financing (excluding the Management Private Placement) each of which financing raises gross proceeds in excess of $1,000,000, the Borrower will pay or cause to be paid to the Lender all proceeds from such sale, disposition or financing, net of reasonable selling or financing costs, as the case may be, up to the full amount of the Outstanding Balance, to be applied on account of the Loan.

The undersigned is entitled to prepay this promissory note, in whole or in part, without notice or penalty. The undersigned waives demand and presentment for payment, notice of non-payment, protest, notice of protest and notice of dishonour. This promissory note will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. In this promissory note, "Business Day" means a day which is not a Saturday, Sunday or a statutory holiday in the Province of Ontario. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to such terms in the loan agreement dated November [], 2004 between the Borrower and the Lender.

Dated: November [ ], 2004.


CLEARLY CANADIAN BEVERAGE CORPORATION
Per:

-------------------------------------------
         Authorized Signatory

                                  SCHEDULE "B"
                                  ------------

                                   PROPERTIES
                                   ----------

1.   Formosa Property

In the Village of Formosa, in the Township of Culross, in the County of Bruce and being composed of:

FIRSTLY: Lot Number 17 in the said Village of Formosa, according to Registered Plan Number 282.

SECONDLY: Lot Number 18, in the said Village of Formosa, according to Registered Plan Number 282, SAVE AND EXCEPT from said Lot number 18 the Southerly 197 feet of said Lot Number 18, more particularly described as follows:

COMMENCING at the South-east angle of said Lot number 18;

THENCE Northerly along the Easterly limit of said Lot, a distance of 197 feet;

THENCE Westerly parallel to the Southern limit of said Lot, a distance of 466.62 feet more or less to the Westerly limit of said Lot;

THENCE Southerly along the Westerly limit of said Lot, a distance of 197 feet;

THENCE Easterly along the Southerly limit of said Lot, a distance of 466.62 feet to the place of beginning.

As previously described in instrument number 239756.

2.   Collingwood Property

Part of the West Half of Lot 9, concession 14, in the Township of Osprey, in the County of Grey and being more particularly described as follows:

COMMENCING at the Northeasterly angle of the West Half of said Lot 9;

HENCE Westerly and along the Northerly limit of the said Lot the distance of 350 feet;

HENCE Southerly and parallel to the Easterly limit of the said Lot the distance of 500 feet;

HENCE Easterly and parallel to the Northerly limit of the said Lot to the distance of 350 feet to the dividing line between the West and East Halves of the said Lot;

HENCE Northerly and along the said dividing line the distance of 500 feet to the place of beginning.

The aforesaid lands being the same lands at those described in Instrument No. 139825.

                                  SCHEDULE "C"
                                  ------------

                PRE-EMPTIVE RIGHTS, CONVERTIBLE SECURITIES, ETC.
                ------------------------------------------------



-------------------------------------------------------------------------------------------------------------

PRIVATE PLACEMENT WARRANTS:                                          Exercise Price
Nov.24/00 - 5 year warrants issued re private placement
              (expiring Nov. 24, 2005)                                  $1.10 Cdn               565,000
Dec. 2/02 - 2 year warrants issued re debenture offering
              (expiring Dec. 2/04)                                      $0.80 Cdn               837,500
Mar. 4/04 - 2 year warrants issued to Dundee Securities                 $0.34 Cdn               250,000
                                                                                                -------
                  (expiring Mar. 4/06)                                                        1,652,500
TOTAL PRIVATE PLACEMENT WARRANTS:
------------------------------------------------------------------------------------------------------------

STOCK OPTIONS:                                                          Exercise Price
Employee/Director (expiring: April 4, 2006)                             $0.65 Cdn                25,169
Employee/Director (expiring: Oct. 29, 2006)                             $0.65 Cdn                76,234
Employee/Director (expiring: Nov. 4, 2006)                              $0.65 Cdn                 2,488
Employee (expiring Mar. 27, 2007)                                       $0.65 Cdn                   588
Employee/Director (expiring Jan. 5, 2008)                               $0.65 Cdn               134,118
Director (expiring: Sept. 3, 2008)                                      $0.65 Cdn                 5,882
Employee/Officer (expiring Dec. 23, 2009)                               $0.65 Cdn                94,857
Director (expiring Nov. 15, 2010)                                       $1.05 Cdn                25,000
Employee/Director (expiring Feb. 21, 2011)                              $1.15 Cdn               255,000
Employee (expiring August 23, 2011)                                     $1.35 Cdn                25,000
Director/Officer (expiring May 15, 2012)                                $1.25 Cdn               370,000
Employee (expiring Sept. 23, 2012)                                      $1.00 Cdn                40,000
Director/Officer (expiring Feb. 11, 2013)                               $0.70 Cdn               230,000
Employee/Director/Officer (expiring April 29, 2013)                     $0.65 Cdn               265,000
Consultant (expiring April 29, 2008)                                    $0.65 Cdn                35,000
Employee (expiring September 8, 2013)                                   $0.65 Cdn                10,000
Consultant (expiring April 15, 2006)                                    $0.40 Cdn               100,000
                                                                                                -------
TOTAL STOCK OPTIONS:                                                                          1,694,336
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CONVERTIBLE DEBENTURES
Dec.02/02 - 1 year (plus 3 year extension) convertible debenture        $0.80 Cdn               837,500
(expiring Dec. 2, 2006)
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